UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2015

TITAN INTERNATIONAL, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-12936	36-3228472
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Spruce Street, Quincy, IL 62301
(Address of principal executive offices, including Zip Code)

(217) 228-6011
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Item 4.02 (a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On November 2, 2015, the Audit Committee of the Board of Directors of Titan International, Inc. (Titan or the Company) concluded that the previously issued consolidated financial statements for the years ending December 31, 2013 and 2014 and quarters ending March 31, 2014 and 2015, June 30, 2014 and 2015 and September 30, 2014, should no longer be relied upon due to errors in the accounting for the shareholders’ agreement and related redeemable noncontrolling interest in the Company’s investment in Voltyre-Prom. The Company’s Russian partnership agreement contains a settlement put option which may require Titan to purchase the shares of the minority shareholders at a value set by the agreement. The Company did not correctly classify the redeemable noncontrolling interest on the balance sheet as mezzanine equity, which is presented below liabilities and above equity. The earnings per share calculation is affected due to the redeemable noncontrolling interest balance exceeding the carrying value of the investment. Management has determined that the restatement is an inherent effect of the previously reported material weakness related to internal control over financial reporting and accounting for complex transactions.
The Company anticipates filing an amended Form 10-K for the fiscal year ended December 31, 2014 and amended Form 10-Q’s for quarters ending March 31, 2015 and June 30, 2015 to restate the accounting for this agreement on November 6, 2015. The corrections to earnings per share will not affect revenues, operating expenses, net income or cash flows. As of December 31, 2013, the reclassification from non-controlling interest to redeemable non-controlling interest is $89.2 million and is adjusted thereafter for changes in the redemption value. Diluted earnings per share adjustments by quarter are as follows:

Period	Reported	Adjusted
Quarter ended March 31, 2014	$0.04	$0.02
Quarter ended June 30, 2014	$(0.38)	$(0.40)
Quarter ended September 30, 2014	$(0.17)	$(0.47)
Quarter ended December 31, 2014	$(0.99)	$(1.58)
Year ended December 31, 2014	$(1.50)	$(2.43)
Quarter ended March 31, 2015	$0.00	$(0.05)
Quarter ended June 30, 2015	$0.12	$0.17

The Audit Committee discussed the matters disclosed in this filing with the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN INTERNATIONAL, INC.
(Registrant)

Date:	November 5, 2015	By:	/s/ JOHN HRUDICKA
John Hrudicka
Chief Financial Officer
(Principal Financial Officer)